UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 1, 2005

CNS, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State Or Other Jurisdiction Of Incorporation)

0-16612	41-1580270

(Commission File Number)	(I.R.S. Employer Identification No.)

7615 Smetana Lane Eden Prairie, MN	55344

(Address Of Principal Executive Offices)	(Zip Code)

(952) 229-1500

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 3 through 7 are not applicable and therefore omitted.

Item 1.01 Entry Into a Material Definitive Agreement

Supply Agreement with Webtec Converting, LLC

        Effective August 1, 2005, CNS, Inc. (the “Company”) and WEBTEC Converting, LLC (“Webtec”) entered into an Amended and Restated Supply Agreement (the “Supply Agreement”) pursuant to which Webtec will manufacture Breathe Right nasal strips and any other products agreed to by the parties for a five-year term. The Company and Webtec were parties to a supply agreement dated October 5, 2001 that expired by its terms. The Company’s supply agreement dated October 15, 2001 with Tapemark, Inc. relating to the Breathe Right nasal strip also has expired by its terms. With the Supply Agreement, Webtec is the Company’s sole supplier of Breathe Right nasal strips.

        Under the Supply Agreement, Webtec is prohibited from supplying finished external nasal dilators or components for use in the manufacture of external nasal dilators to any party other than CNS during the term of the Supply Agreement and for a term of three years thereafter. The Supply Agreement also contains provisions relating to pricing and a commitment by Webtec to regular reduction of its prices to CNS and a provision regarding Webtec’s limited right in certain circumstances to renegotiate the prices in the event of cost increases from its suppliers. Further, if either Webtec or the Company initiate changes in design, concept or material or other proposed modification of the product, the Company will offer Webtec a right of first refusal to manufacture the products as changed, at prices at least as favorable to the Company as other suppliers’ prices. If Webtec does not accept the right of first refusal, the Company may use an alternative manufacturer for the products. The Supply Agreement contains customary provisions relating to provision of specifications and subsequent changes in the design of the product; rights of inspection and related quality assurance; forecasts by CNS of its requirements and information regarding Webtec’s manufacturing capacity; rights to the use of names and confidentiality; and indemnification for certain liabilities arising from the products. Either party may terminate the Supply Agreement in the event of a default by the other party, after providing written notice and an opportunity to cure such default.

Item 2.02 Results Of Operations And Financial Condition.

        The Company hereby furnishes a press release issued on August 3, 2005 disclosing material non-public information regarding its results of operations for the quarter ended June 30, 2005. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01 Other Events

        On August 2, 2005, the Company issued a press release, attached hereto as Exhibit 99.2, announcing a six cent per share quarterly dividend payable September 9, 2005 to shareholders of record as of August 26, 2005. In the August 2, 2005 press release, the Company also announced that its Board of Directors authorized the repurchase of up to 1,000,000 shares of the Company’s common stock, or approximately 8% of the Company’s currently outstanding shares. Repurchases of common stock will be in accordance with Rule 10b-18 of the Securities Exchange Act of 1934 Repurchases will be made from time to time in the open market or in privately negotiated transactions using available Company cash. Management will determine the number of shares to be purchased, the timing of any purchases and the manner of purchase based upon a number of factors, including the common stock’s market price and market conditions.

Item 9.01 Financial Statements And Exhibits

Exhibit	Description
99.1	Press Release issued on August 3, 2005.
99.2	Press Release issued on August 2, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNS, INC.

By: /s/ Marti Morfitt

Marti Morfitt President and Chief Executive Officer

Date: August 3, 2005